Exhibit 99.1

Hour Loop Reports Results for Three and Nine Months Ended September 30, 2026

Continued Profitability Despite a Challenging Economic Environment

Redmond, WA, Nov 12, 2026 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop” or the “Company”), a leading online retailer, announces its financial and operational results for the three and nine months ended September 30, 2026.

Financial Highlights for Three and Nine Months Ended September 30, 2026:

●	Net revenues for the third quarter of 2026 decreased 4% to $32.1 million, compared to $33.4 million in the year-ago period;
●	Net income for the third quarter of 2026 decreased to $0.4 million, compared to $0.5 million in the year-ago period;
●	For the nine months ended September 30, 2026, net revenues increased 11% to $95.9 million, compared to $86.4 million in the year-ago period;
●	Net income for the nine months ended September 30, 2026 decreased to $2.3 million, compared to $2.4 million for the year-ago period; and
●	Cash used in operating activities for the nine months ended September 30, 2026 was $4.1 million, compared to $0.4 million in the year-ago period.

Management Commentary

“Through the first nine months of 2026, Hour Loop grew net revenues 11% and earned $2.3 million in net income, and we stayed profitable through a tougher third quarter,” said Sam Lai, Chief Executive Officer and Interim Chief Financial Officer. “We made a deliberate choice to protect our margins rather than chase low-quality sales, and we believe that discipline puts us in a strong position as we head into the holiday season, the most important time of our year.”

“We are building an AI-first company, and AI is already changing how we work every day. AI agents now support core parts of our operations – purchasing and replenishment, advertising, pricing, inbound shipments, inventory reconciliation, customer service and compliance. In purchasing, our agents help us make smarter, faster buying decisions. Agents now handle much of the day-to-day work. As routine work shifts to AI, our teams are freed to focus on higher-value decisions, and we believe this will allow us to scale the business without growing headcount at the same pace.”

“We are very excited about where Hour Loop is headed. With a disciplined operating model, powered by AI to drive greater efficiency, we are confident in the long-term opportunity ahead. We thank our employees for their drive and our shareholders for their continued support.”

Third Quarter of 2026 Financial Results

Net revenues in the third quarter of 2026 were $32.1 million, compared to $33.4 million in the same period last year. The decrease was primarily due to lower order volume with lower inventory levels.

Gross profit as a percentage of net revenues decreased to 50.6%, compared to 51.4% in the same period last year. The decrease was primarily due to lower inventory reimbursements from platforms, partially offset by tariff-related refunds from vendors.

Operating expenses as a percentage of net revenues in the third quarter of 2026 decreased to 49.1%, compared to 49.2% in the same period last year. The decrease was mainly attributable to lower selling and marketing expenses in line with lower revenues.

Net income in the third quarter of 2026 was $0.4 million, or $0.01 per diluted share, compared to net income of $0.5 million, or $0.02 per diluted share, in the same period last year. The decrease was primarily driven by lower net revenues and gross margin for the reasons mentioned above.

As of September 30, 2026, the Company had $1.1 million in cash and cash equivalents, compared to $3.8 million as of December 31, 2025. The decrease was primarily driven by investment in inventory ahead of the holiday season.

Full Year 2026 Financial Outlook

Hour Loop narrows its guidance for the full year, anticipating 2026 net revenue to be in the range of $147.0 million to $152.0 million, representing 3% to 6% year-over-year growth. The Company continues to expect 2026 net income to be in the range of $0.75 million to $1.5 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round, including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department, Hour Loop, Inc.

finance@hourloop.com

HOUR LOOP, INC.

CONSOLIDATED BALANCE SHEETS

As of September 30, 2026 and December 31, 2025

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets
Cash	$1,121,671	$3,792,033
Accounts receivable, net	2,638,732	235,959
Inventory, net	26,253,504	18,298,935
Prepaid expenses and other current assets	803,717	619,261
Total current assets	30,817,624	22,946,188

Property and equipment, net	100,736	95,917
Deferred tax assets	323,111	609,964
Operating lease right-of-use lease assets	511,608	169,368
Total non-current assets	935,455	875,249
TOTAL ASSETS	$31,753,079	$23,821,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,095,516	$6,200,526
Credit cards payable	3,216,530	3,707,976
Short-term loan	628,931	637,348
Operating lease liabilities-current	232,918	92,362
Income taxes payable	-	51,147
Accrued expenses and other current liabilities	828,508	2,226,387
Due to related parties	4,130,418	3,810,418
Total current liabilities	22,132,821	16,726,164

Non-current liabilities
Operating lease liabilities-non-current	294,808	83,271
Deferred tax liabilities	546	18,143
Total non-current liabilities	295,354	101,414
Total liabilities	22,428,175	16,827,578
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2026 and December 31, 2025	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,199,820 and 35,176,320 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	3,520	3,518
Additional paid-in capital	5,907,681	5,862,683
Retained earnings	3,406,667	1,109,674
Accumulated other comprehensive income	7,036	17,984
Total stockholders’ equity	9,324,904	6,993,859

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,753,079	$23,821,437

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the Three and Nine Months Ended September 30, 2026 and 2025

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues, net	$32,075,230	$33,424,703	$95,949,763	$86,364,899
Cost of revenues	(15,841,673)	(16,249,395)	(45,730,293)	(39,546,941)
Gross profit	16,233,557	17,175,308	50,219,470	46,817,958

Operating expenses
Selling and marketing	13,782,339	14,665,407	40,899,883	37,627,975
General and administrative	1,959,107	1,767,895	6,400,962	5,906,261
Total operating expenses	15,741,446	16,433,302	47,300,845	43,534,236

Income from operations	492,111	742,006	2,918,625	3,283,722

Other (expenses) income
Other expense	(576)	(8,186)	(2,832)	(10,185)
Interest expense	(47,660)	(42,496)	(127,933)	(133,333)
Other income	9,463	22,607	56,294	92,344
Total other expenses, net	(38,773)	(28,075)	(74,471)	(51,174)

Income before income taxes	453,338	713,931	2,844,154	3,232,548
Income tax expense	(31,512)	(183,340)	(547,161)	(870,439)

Net income	421,826	530,591	2,296,993	2,362,109

Other comprehensive income (loss)
Foreign currency translation adjustments	2,709	(38,581)	(10,948)	102,822

Total comprehensive income	$424,535	$492,010	$2,286,045	$2,464,931

Basic and diluted income per common share	$0.01	$0.02	$0.07	$0.07
Weighted-average number of common shares outstanding	35,199,735	35,171,320	35,191,668	35,161,068

The accompanying footnotes are an integral part of these unaudited consolidated financial statements.

HOUR LOOP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2026 and 2025

(Unaudited)

	Nine Months Ended September 30,
	2026	2025

Cash flows from operating activities
Net income	$2,296,993	$2,362,109
Reconciliation of net income to net cash used in operating activities:
Depreciation expenses	39,448	31,109
Amortization of operating lease right-of-use lease assets	100,584	141,320
Deferred tax assets	286,853	676,368
Deferred tax liabilities	(17,597)	18,731
Stock-based compensation	45,000	45,000
Inventory allowance	509,611	499,752
Unrealized foreign exchange (gain) loss	(26,584)	156,087
Gain on disposal of property and equipment	-	(3,016)
Changes in operating assets and liabilities:
Accounts receivable	(2,402,773)	1,104,073
Inventory	(8,464,180)	(14,735,382)
Prepaid expenses and other current assets	(184,456)	(497,449)
Accounts payable	6,894,990	11,236,895
Credit cards payable	(491,446)	470,430
Accrued expenses and other current liabilities	(2,547,879)	(1,791,077)
Operating lease liabilities	(90,605)	(139,950)
Income taxes payable	(51,147)	-
Net cash used in operating activities	(4,103,188)	(425,000)

Cash flows from investing activities:
Proceeds from disposal of property and equipment	-	3,016
Purchases of property and equipment	(45,559)	(51,979)
Net cash used in investing activities	(45,559)	(48,963)

Cash flows from financing activities:
Payments to related parties	(1,486,000)	(839,000)
Proceeds from related parties	2,956,000	-
Net cash provided by (used in) financing activities	1,470,000	(839,000)

Effect of changes in foreign currency exchange rates	8,385	(10,311)

Net change in cash	(2,670,362)	(1,323,274)

Cash at beginning of period	3,792,033	2,119,581

Cash at end of period	$1,121,671	$796,307

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,155	$16,370
Cash paid for income tax	$473,000	$163,015
Non-cash investing and financing activities:
Operating lease right-of-use of assets and operating lease liabilities recognized	446,496	131,472